As filed with the Securities and Exchange Commission on February 18, 2010

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

THE TRAVELERS COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0518860
(State of incorporation)	(IRS Employer Identification No.)

485 Lexington Avenue

New York, NY 10017

 (Address of Principal Executive Offices) (Zip Code)

THE TRAVELERS COMPANIES, INC.

AMENDED AND RESTATED 2004 STOCK INCENTIVE
PLAN

(Full title of the plan)

Matthew S. Furman, Esq.
Senior Vice President and Corporate Secretary
The Travelers Companies, Inc.
385 Washington Street

St. Paul, MN 55102

(917) 778-6828

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value	16,500,000 shares	$49.58	$818,070,000	$58,328.39

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of  common stock, without par value (the “Common Stock”) of the Registrant.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act based on the average of the high and low sales prices per share of the Registrant’s Common Stock on February 10, 2010, as reported on the New York Stock Exchange.

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 16,500,000 shares of The Travelers Companies, Inc. (the “Company”) Common Stock to be issued pursuant to The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”).  In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Commission relating to the Plan (Registration Statement No. 333-117726) is incorporated by reference herein.

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “ SEC”) by the Company, are incorporated in this Registration Statement by reference:

(1)                                 The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 18, 2010; and

(2)                                 The description of the Company’s Common Stock contained in its registration statement on Form 8-A, including any amendments or supplements thereto.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.           Interests of Named Experts and Counsel

Wendy C. Skjerven, Esq., Vice President, Associate Group General Counsel and Deputy Corporate Secretary of the Company, has given her opinion about certain legal matters affecting the Plan in this Registration Statement.  Ms. Skjerven owns, or has the right to acquire, a number of shares of the Company’s Common Stock which represents less than 1% of the total outstanding Common Stock of the Company.  Ms. Skjerven is eligible to participate in the Plan.

Item 8. Exhibits

The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit	Description

5	Opinion and consent of Wendy C. Skjerven, Esq.

23.1	Consent of Wendy C. Skjerven, Esq. (included in Exhibit 5).

23.2	Consent of KPMG LLP.

99.1

The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 1-10898)).

Item 9. Undertakings

(a)   The Company hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 18, 2010.

THE TRAVELERS COMPANIES, INC.

By:	/s/ Matthew S.Furman
Name:	Matthew S. Furman
Title:	Senior Vice President and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 18, 2010	/s/ Jay S. Fishman
Jay S. Fishman, Director, Chairman and Chief Executive Officer

Date: February 18, 2010	/s/ Jay S. Benet
Jay S. Benet, Vice Chairman and Chief Financial Officer

Date: February 18, 2010	/s/ Douglas K. Russell
Douglas K. Russell, Senior Vice President and Corporate Controller

Date: February 18, 2010	By:	/s/ Alan L. Beller
Alan L. Beller, Director

Date: February 18, 2010	By:	/s/ John H. Dasburg
John H. Dasburg, Director

Date: February 18, 2010	By:	/s/ Janet M. Dolan
Janet M. Dolan, Director

Date: February 18, 2010	By:	/s/ Kenneth M. Duberstein
Kenneth M. Duberstein, Director

Date: February 18, 2010	By:	/s/ Lawrence G. Graev
Lawrence G. Graev, Director

Date: February 18, 2010	By:	/s/ Patricia L. Higgins
Patricia L. Higgins, Director

Date: February 18, 2010	By:	/s/ Thomas R. Hodgson
Thomas R. Hodgson, Director

Date: February 18, 2010	By:	/s/ Cleve L. Killingsworth, Jr.
Cleve L. Killingsworth, Jr., Director

Date: February 18, 2010	By:	/s/ Robert I. Lipp
Robert I. Lipp, Director

Date: February 18, 2010	By:	/s/ Blythe J. McGarvie
Blythe J. McGarvie, Director

Date: February 18, 2010	By:	/s/ Donald J. Shepard
Donald J. Shepard, Director

Date: February 18, 2010	By:	/s/ Laurie J. Thomsen
Laurie J. Thomsen, Director

EXHIBIT INDEX

Exhibit	Description	Method of Filing

5	Opinion and consent of Wendy C. Skjerven, Esq.	Filed Electronically

23.1	Consent of Wendy C. Skjerven, Esq. (included in Exhibit 5).	—

23.2	Consent of KPMG LLP.	Filed Electronically

99.1

The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 1-10898)).

Incorporated by reference